United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 14, 2007
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

Effective November 15, 2007, Mr. Bani M. Scribner has resigned as our Chief Operating Officer in anticipation of his future retirement. Mr. Scribner will continue in a part-time position as staff reporting to Mr. Gary Yancey, President and Chief Executive Officer.

(c)

As a result of Mr. Scribner’s retirement, the Board of Directors has promoted Mr. William B. Van Vleet III to Chief Operating Officer. Mr. Van Vleet was previously our Deputy Chief Operating Officer.

Mr. Van Vleet joined the Company in July 2005 as Executive Vice President of the Sensor Signal Processing Group in connection with the Company’s acquisition of Dynamics Technology, Inc. and was promoted to Deputy Chief Operating Officer in August 2006. Mr. Van Vleet was President and Chief Executive Officer of Dynamics Technology, Inc. from 2002 to July 2005. Prior to that time, Mr. Van Vleet worked at The Boeing Company for 22 years, where he served in a variety of engineering management positions, most recently as the General Manager of the Communications, Information, and Oceanic Systems Division, and then leading efforts on the U.S. Missile Defense National Team as the Director of Battle Management, C2 and Communications.

(b)

Also effective November 15, 2007, Mr. Stuart G. Whittelsey, Jr. has decided to retire from active board service and accordingly has resigned as a member of our Board of Directors and as chairman of our Audit Committee. Mr. Whittelsey was a member of our Board of Directors since 1990, and chairman of our Audit Committee since November 1990.

As a result of Mr. Whittelsey’s retirement, on November 15, 2007, the Board of Directors of the Company adopted a resolution setting the number of members of the Board of Directors at seven, as indicated under Item 5.03 below.

A copy of the press release announcing these actions is attached hereto as Exhibit 99.1.

(e)

On November 14, 2007, the Compensation Committee of the Board of Directors adopted the 2008 Annual Incentive Plan, pursuant to which our executive officers earn annual incentive cash compensation based upon performance against pre-established financial targets. Under the Annual Incentive Plan, in previous fiscal years, cash bonuses were paid to executive officers based upon operating income before interest and taxes for the fiscal year. Beginning in fiscal 2008, cash bonuses will be paid to our named executive officers, other than our division vice presidents, based 50% upon company revenue and 50% upon company adjusted earnings before interest and taxes. For our other named executive officers who are division vice presidents, cash bonuses will be based upon achievement of company revenue, company adjusted earnings before interest and taxes, division revenue and division profit.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective November 15, 2007, the Board of Directors of the Company has set the exact number of Directors of the Company at seven (7), pursuant to Section 3.2 of Article III of the Bylaws of the Company.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press release dated November 20, 2007, announcing management changes and retirement of member of the Board of Directors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007

Applied Signal Technology, Inc. (Registrant)
By:	/s/Gary L. Yancey Gary L. Yancey, Chairman and Chief Executive Officer

Exhibit 99.1
Press release dated November 20, 2007

Applied Signal Technology, Inc.
Announces Board of Director and Management Changes

Sunnyvale, CA. November 20, 2007 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced that Mr. Stuart G. Whittelsey, Jr. has resigned as a member of the Board of Directors. “Having enjoyed seventeen years of Board service at Applied Signal Technology, Inc., it is time for me to enjoy retirement,” he said. In accordance with the company’s by-laws, the Board of Directors voted to reduce the number of members from eight to seven.

The company also announced that Mr. Bani M. Scribner, Jr. has resigned as Chief Operating Officer in anticipation of his future retirement. Mr. Scribner will continue in a part-time position as staff reporting to Mr. Gary Yancey, President and Chief Executive Officer. As a result of Mr. Scribner’s resignation, the Board of Directors has promoted Mr. William B. Van Vleet III to Chief Operating Officer.

Mr. Van Vleet joined the company in July 2005 as Executive Vice President of the Sensor Signal Processing Group in connection with the company’s acquisition of Dynamics Technology, Inc. and was promoted to Deputy Chief Operating Officer in August 2006. Mr. Van Vleet was President and Chief Executive Officer of Dynamics Technology, Inc. from 2002 to July 2005. Prior to that time, Mr. Van Vleet worked at The Boeing Company for 22 years, where he served in a variety of engineering management positions, most recently as the General Manager of the Communications, Information, and Oceanic Systems Division, and then leading efforts on the U.S. Missile Defense National Team as the Director of Battle Management, C2 and Communications.

Regarding the changes, Mr. Gary Yancey, President and Chief Executive Officer, commented, “Stuart (Stu) Whittelsey has been a director since 1990 and has been a major contributor to the governance of our financial controls and reporting throughout his tenure.”

“Bani (Ben) Scribner has been with the company since June 1992 and has worked with Jim Doyle and me as the corporate management team. As he reduces to a part-time staff position reporting to me, he will concentrate on corporate strategic development issues.”

“William (Bill) Van Vleet has not only been with the company since July 2005; he also worked in association with AST during part of his tenure with the Boeing Company. In his role as Deputy Chief Operating Officer he became part of the corporate management team and will continue in that capacity in his new role. The Board of Directors and I are very confident of Bill’s ability to perform in his new role as Chief Operating Officer.”

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888